99.2 – RATIFICATION OF PRIOR ACTS, ACTIONS AND RESOLUTIONS

EXHIBIT

MONARCHY RESOURCES, INC.
(the "Company")

DIRECTORS' CONSENT RESOLUTIONS

THE FOLLOWING RESOLUTIONS were adopted and consented to in writing, at the date shown by the undersigned, being all the directors of the Company, as at June 16, 2010.

1. EXECUTION IN COUNTERPART

BE IT RESOLVED that these resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, (including each signed counterpart copy sent by electronic facsimile transmission, each of which shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

2. RATIFICATION OF PRIOR ACTS, ACTIONS AND RESOLUTIONS

WHEREAS, due to clerical error, our instructions to incorporate the Company, given to our agent in early June 2010, were not acted upon and thus the Company was not incorporated until June 16, 2010, the date of this resolution:

AND WHEREAS the directors wish to ratify and confirm all such acts and things done by them, purportedly for and on behalf to the Company prior to its incorporation.

Now therefore be it **RESOLVED THAT** and the undersigned directors do hereby approve, ratify, adopt and confirm any and all acts and things, done by either of them, for and on behalf of the Company prior to the incorporation, including but not limited to adopting Bylaws and appointing our transfer agent.

Guilfred C. Casimiro – Director

Marc A. Mercado - Director